Exhibit 99.1

NEWS RELEASE

(Corus Bankshares Logo)

3959 N. Lincoln Ave.
Chicago, IL 60613
(773) 832-3088
www.corusbank.com
MEMBER FDIC

FOR IMMEDIATE RELEASE
February 22, 2005

FOR MORE INFORMATION:
Richard Koretz
Senior Vice President - Finance
(773) 832-3471
E-mail: rkoretz@corusbank.com

Corus Bankshares Announces Dividend Increase and

Elimination of Target Dividend Payout Ratio

The Board of Directors of Corus Bankshares, Inc. ("Corus ") has approved a quarterly dividend of $0.35 per share. This new dividend represents a 12% increase over the previous dividend. Corus has increased dividends to shareholders each year for 25 consecutive years.

Robert J. Glickman, President and CEO said: "I am extremely pleased to be able to announce yet another increase in our dividend to shareholders. The ability to continue to increase our dividends in such a substantial manner is a reflection of Corus' continued strong financial performance. Not only was 2004 a record year for Corus in terms of loan originations, deposit growth and net income, but 2005 looks very promising as well with over $5.0 billion of commercial real estate loans in the pipeline.

In addition, the Board has decided to eliminate the previously announced target dividend payout ratio announced June 4, 2003. The Board decided that Corus should not be bound by any particular dividend payout ratio.

The new dividend will be paid to shareholders of record on March 25, 2005 and will begin trading ex-dividend on March 22, 2005. The dividend will be paid on April 8, 2005.

Corus Bankshares, Inc. is a one-bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area. In addition to various deposit products, Corus specializes in commercial real estate loans and servicing the check cashing industry.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "may," "intends," "expects," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release. Additional information that could affect the Company's financial results is included in the Company's 2003 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.

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